EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Karen Hildebrant
Spartan Chassis, Inc.
(517) 543-6400 ext. 3111

Ryan McGrath, Jeff Lambert
Lambert, Edwards & Associates, Inc.
(616) 233-0500

Spartan Chassis Receives $28 Million Subcontract to Supply Chassis
Components for High Priority MRAP Vehicle Production

CHARLOTTE, Michigan, August 3, 2007 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has received a $28 million subcontract order from General Dynamics Land Systems to supply and integrate key chassis components in the production of advanced tactical vehicles under the Mine Resistant Ambush Protected, or MRAP, program.

The vehicles under this order are scheduled to be completed by the end of November 2007 and will be utilized by all branches of the U.S. military. MRAPs are prized by the military for their V-shaped hulls, raised chassis and improved armor, which help protect servicemen and women from improvised explosive devices, or IEDs, mines and other hazards of war.

"This award is validation of Spartan's expertise in automotive integration and our ability to deliver a quality product on time," said Richard Schalter, president of Spartan Chassis. "These vehicles have been called the highest priority for the U.S. military because of the unmatched level of troop safety they provide, and we are honored to be among the suppliers committed to providing products that safeguard the lives of our servicemen and women."

General Dynamics Land Systems, headquartered in Sterling Heights, Michigan, is a wholly owned subsidiary of General Dynamics Corporation (NYSE: GD). The company designs and builds armored vehicles and subsystems for the U.S. Army, U.S. Marine Corps, and international customers, and is the defense industry's largest supplier of armored military vehicles.

About Spartan Chassis, Inc.:

Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding,

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qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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